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                                                     EXHIBIT 99(a)

CONTACT:   Steve McGregor - EDS
           (972) 605-6786
           smcgregor@cps.cio.eds.com


For release Tuesday, February 4, 1997

WILLIAM H. GRAY, III, ELECTED TO EDS BOARD OF DIRECTORS

Former congressman now heads African-American college fund


PLANO, Texas -- William H. Gray, III, a former congressional leader and current head of The College Fund/UNCF, was elected today to the board of directors of global information services company EDS.

Gray has been president and chief executive officer of The College Fund/UNCF, the nation's oldest and most successful African-American higher education assistance organization, since 1991. Gray was elected to the U.S. House of Representatives in 1979 from a district in the Philadelphia area. During his 12-year tenure in Congress, he held a variety of leadership positions, including chairman of the Democratic Caucus, Majority Whip and chairman of the House Budget Committee.

"EDS is proud to have an individual of William Gray's stature and caliber join its board of directors," said Les Alberthal, EDS chairman and CEO. "His broad experience in the public and academic domains will serve the company well as it takes on the challenges of the rapidly evolving global information services industry."

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In addition to his experience in Congress, Gray was appointed in 1994 by President Clinton as a special advisor on Haiti. In that role, Gray assisted the President in developing and carrying out policy to restore democracy in that Caribbean nation.

Gray has an extensive background in education. He has been a faculty member at a number of colleges and universities, including St. Peter's College, Jersey City State College, Montclair State College, Eastern Baptist Theological Seminary and Temple University.

Gray attended Franklin and Marshall College, where he earned a Bachelor of Arts degree in 1963. He received a Master's degree in divinity in 1966 from Drew Theological Seminary and a Master's degree in theology in 1970 from Princeton Theological Seminary.

Born in Baton Rouge, Louisiana, Gray lives in Vienna, Virginia, with his wife, Andrea. They have three sons.

EDS is a leader in the global information services industry. The company's more than 95,000 employees specialize in applying a range of ideas and technologies to help business and government customers improve their economics, products, services and customer relationships. EDS, which serves customers in 42 countries, reported revenues of $12.4 billion in 1995. The company is independent and publicly owned, and its stock is traded on the New York Stock Exchange and the London Stock Exchange. EDS can be visited via the Internet at http://www.eds.com.


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